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                                                                    EXHIBIT 12.2
               UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS




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                                                                                         Year ended December 31
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Millions of dollars                                                            1997       1996      1995      1994       1993
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
Earnings from continuing operations                                          $   669     $  456   $  249    $  110     $  272
Provision for income taxes                                                       102        302      226       161        213
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         Earnings subtotal (a)                                                   771        758      475       271        485
Fixed charges included in earnings:
   Interest expense                                                              183        279      291       275        304
   Distribution on convertible preferred securities                               33         10        -         -          -
   Interest portion of rentals (b)                                                23         40       41        50         55
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         Fixed charges subtotal                                                  239        329      332       325        359
Earnings from continuing operations
   available before fixed charges                                           $  1,010     $1,087   $  807    $  596     $  844
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Fixed charges:
   Fixed charges included in earnings                                            239        329      332       325        359
   Capitalized interest                                                           35         15       35        30         30
   Preferred stock dividends, pre-tax basis                                        -         29       58        58         58
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         Total fixed charges                                                $    274     $  373   $  425    $  413     $  447
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Ratio of earnings from continuing operations
   to fixed charges                                                              3.7        2.9      1.9       1.4        1.9
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(a) Includes pre-tax impairment of:                                               69         75      105        71         19

The ratio of earnings, excluding impairment, to fixed charges would be:          3.9        3.1      2.1       1.6        1.9

(b) Calculated as one-third of operating rental expense.

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